Exhibit 4.5



                   TULTEX CORPORATION

     SALARIED EMPLOYEES' COMMON STOCK PURCHASE PLAN




                 Effective January 27, 1994


                     TABLE OF CONTENTS

Section                                               Page

INTRODUCTION . . . . . . . . . . . . . . . . . . . . .  1

ARTICLE I      DEFINITIONS . . . . . . . . . . . . . .  2

     1.01.     Base Salary . . . . . . . . . . . . . .  2
     1.02.     Board of Directors. . . . . . . . . . .  2
     1.03.     Code. . . . . . . . . . . . . . . . . .  2
     1.04.     Common Stock. . . . . . . . . . . . . .  2
     1.05.     Company . . . . . . . . . . . . . . . .  2
     1.06.     Effective Date. . . . . . . . . . . . .  2
     1.07.     Election Form . . . . . . . . . . . . .  2
     1.08.     Employee. . . . . . . . . . . . . . . .  2
     1.09.     Employer. . . . . . . . . . . . . . . .  2
     1.10.     Insider . . . . . . . . . . . . . . . .  2
     1.11.     Job Level . . . . . . . . . . . . . . .  2
     1.12.     Loan Amount . . . . . . . . . . . . . .  2
     1.13.     Payroll Period. . . . . . . . . . . . .  2
     1.14.     Plan. . . . . . . . . . . . . . . . . .  3
     1.15.     Subsidiary. . . . . . . . . . . . . . .  3

ARTICLE II     ELIGIBLE EMPLOYEES. . . . . . . . . . .  3

ARTICLE III    STOCK PURCHASES . . . . . . . . . . . .  3

ARTICLE IV     METHOD OF PURCHASE. . . . . . . . . . .  4

ARTICLE V      PAYROLL DEDUCTIONS. . . . . . . . . . .  5

ARTICLE VI     ISSUANCE AND DISTRIBUTION OF COMMON
               STOCK . . . . . . . . . . . . . . . . .  5

ARTICLE VII    TRANSFERABILITY . . . . . . . . . . . .  5

ARTICLE VIII   EXPENSES; APPLICATIONS OF FUNDS . . . .  6

ARTICLE IX     GOVERNING LAW . . . . . . . . . . . . .  6

ARTICLE X      EMPLOYER'S RIGHTS NOT AFFECTED. . . . .  6












ARTICLE XI     CONDITIONS TO RIGHTS UNDER THE PLAN . .  7

ARTICLE XII    AMENDMENT AND DISCONTINUANCE. . . . . .  7
                      INTRODUCTION


       This Salaried Employees' Common Stock Purchase Plan is intended to give salaried employees of the Company and its Subsidiaries an opportunity to acquire a stake in the future of the Company. It is hoped, over time, that through their contribution of energy and capital, the Company and they will both prosper through a brighter future for the
Company.                        ARTICLE I

                       DEFINITIONS


1.01. Base Salary means an Employee's annualized base salary, effective March 1, 1994.

1.02. Board of Directors means the Board of Directors of the Company.

1.03. Code means the Internal Revenue Code of 1986, as amended.

1.04.  Common Stock means the Common Stock of the Company.

1.05.  Company means Tultex Corporation.

1.06.  Effective Date means January 27, 1994.

1.07.  Election Form means a Tultex Corporation Salaried
Employees' Common Stock Purchase Plan Election Form.

1.08. Employee means any salaried employee of an Employer who satisfies the requirements of Article II and who elects to purchase shares pursuant to the Plan.

1.09. Employer means the Company, or any Subsidiary of the Company, or any division of the Company or a Subsidiary, that employs an Employee.

1.10. Insider means any beneficial owner of more than ten percent (10%) of any class of any equity security of the Company, or a director or officer, as described in Section
16(b) of the Securities Exchange Act of 1934.

1.11. Job Level means an Employee's job level as determined under the Company's salary administration policy on March
1, 1994.

1.12.  Loan Amount means the percentage of the Employee's
Base Salary which is set forth in Article III.

1.13. Payroll Period means, for any employee, the period for which he or she is customarily compensated by his or her Employer.

1.14.  Plan means the Tultex Corporation Salaried Employees'
Common Stock Purchase Plan.

1.15. Subsidiary means a corporation, more than fifty percent (50%) of the voting securities of which are owned by the Company and/or the Company's other Subsidiaries.


                       ARTICLE II

                   ELIGIBLE EMPLOYEES


2.01. Each salaried employee of an Employer shall be eligible to participate in the Plan.

2.02. Notwithstanding Section 2.01 or any other provision of this Plan, an Insider shall not be eligible to participate in the Plan until the first day of the month next following the date which is six (6) months after the date the Insider last sold or purchased Common Stock. In such event, all calculations and computations shall be based on interest rates and trading prices preceding such date comparable to non-Insider purchases under the Plan. Further, an Insider may not make any further sale or purchase from the date of his or her purchase under the Plan, until six (6) months after such purchase.


                       ARTICLE III

                     STOCK PURCHASES


3.01. Each Employee shall purchase the whole number of shares determined by dividing the percentage of the Employee's Base Salary set forth in the following chart by the average of the high and low sales prices of the Company's Common Stock on the New York Stock Exchange on the last trading day preceding the date of purchase, and rounding up to the nearest whole number of shares.

            Job Level                Percentage

              03-21                      20%
              22-34                      25%
              43-50                      30%

3.02. The shares available for sale by the Company shall consist of its authorized but unissued Common Stock.













                       ARTICLE IV

                   METHOD OF PURCHASE


4.01. An Employee must purchase his or her shares by borrowing the Loan Amount from the Company and repaying such loan, with interest, through payroll deductions in accordance with Article V. Such loan shall be repaid to the Company over a period of sixty (60) consecutive months, commencing on March 30, 1994. In the case of Insiders, loan repayment shall commence on the last day of the month in which the Insider purchases his or her shares. Further, the interest rate on the loans from the Company shall be fixed at six percent (6%) and will be compounded annually.

4.02. Participation in the Plan is entirely voluntary. To become an Employee, a salaried employee shall not later than February __, 1994 file the Election Form with the Company's payroll office, which will authorize payroll deductions from the employee's Base Salary, commencing on March 30, 1994.
With respect to Insiders, the Company may establish any date for the deadline for filing the Election Form as the Company shall deem desirable, which date shall not be more than fifteen (15) days before the Insider's Common Stock purchase date.
Payroll deductions for Insiders shall commence at the end of the month in which the Insider's purchase is effective.


4.03. Upon termination of employment of an Employee who has not fully repaid the Loan Amount, including any interest due, the Employee may elect one of the following options:

       (a) the Employee may pay the remaining unpaid balance of the Loan Amount, including any interest due, in cash;

       (b) the Employee may continue to make monthly payments to the Company until the balance of the Loan
       Amount, including any interest due, is paid in full;
       or

       (c) the Employee may direct the Company to sell all of the shares he or she purchased under the Plan, and Employee shall pay any balance due, or the net proceeds of the sale, if any, after the full Loan Amount is paid, including any interest due, will be distributed to the Employee.

                        ARTICLE V

                   PAYROLL DEDUCTIONS













       A payroll deduction shall be made from the Base Salary of each Employee for each Payroll Period in such amount as shall be necessary to repay the Loan Amount and any interest due within sixty (60) months. Payroll deductions shall cease when the Loan Amount is fully repaid by the Employee. The Company shall maintain records reflecting the amount withheld from each Employee's Base Salary.


                       ARTICLE VI

        ISSUANCE AND DISTRIBUTION OF COMMON STOCK


       Certificates representing the number of shares of Common Stock purchased pursuant to the Plan shall be issued in the name of each electing Employee or in such other manner as an Employee may elect, and shall be delivered to each Employee as soon as practicable after full payment of the Loan Amount, including any interest due, is received by the Company. Employees shall have all rights of a stockholder of the Company with respect to shares of Common Stock purchased pursuant to the Plan until the date of the issuance of a Common Stock certificate.


                       ARTICLE VII

                     TRANSFERABILITY


       The rights of an Employee under the Plan may not be transferred or assigned at any time.


                      ARTICLE VIII

             EXPENSES; APPLICATIONS OF FUNDS


       All expenses of administering the Plan shall be borne by the Employers. All funds received by the Company under this Plan may be used for any corporate purpose.


                       ARTICLE IX

                      GOVERNING LAW


       The place of administration of the Plan shall be conclusively deemed to be within the Commonwealth of Virginia and the validity, construction, interpretation and administration of the Plan and determinations and decisions made thereunder, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be governed by, and determined exclusively and solely in accordance with, the laws of the Commonwealth of Virginia. Without limiting the generality of the foregoing, the period within which any action arising under or in connection with the Plan, or any contribution made or purportedly made under or in connection therewith, must be commenced shall be governed by the laws of the Commonwealth of Virginia, irre-spective of the place where the act or omission complained of took place and of the residence of any party to such action and irrespective of the place where the action may be brought.


                        ARTICLE X

             EMPLOYER'S RIGHTS NOT AFFECTED


       Neither the adoption of the Plan nor its operation shall in any way affect the right and power of any Employer to terminate the employment of any Employee at any time for any reason with or without cause.


                       ARTICLE XI

           CONDITIONS TO RIGHTS UNDER THE PLAN


       No Employee or person claiming under or through any Employee shall have any right or interest, whether vested or otherwise, in the Plan or its continuance.






                       ARTICLE XII

              AMENDMENT AND DISCONTINUANCE


            The Board of Directors, the Executive Committee, or the designee of either may, from time to time, modify, amend or terminate the Plan, provided, however, that no termination, modification or amendment of the Plan shall affect an Employee's rights with respect to an outstanding election to purchase shares under the Plan.